AXA VIP TRUST
10F-3 TRANSACTIONS
JANUARY1, 2002 TO JUNE 30, 2002


TRADE
 DATE	SECURITY		  	AFFILIATED UNDERWRITER

AXA Premier VIP Core Bond
01/03/02	Lehman Brothers Holdings, Inc.	Dresdner Kleinwort Wasserstein
01/09/02	Daimler Chrysler NA Holding Corp.	Deutsche Bank AG
02/15/02	Dynegy Holdings, Inc.		Credit Lyonnais
03/08/02	Sprint Captial Corp., 144a		Deutsche Banc Alex Brown, Inc.
03/11/02	Equity Residential Properties Trust	PNC Capital Markets
03/25/02	Verizon New York, Inc.		Deutsche Banc Alex Brown, Inc.
03/27/02	Boyd Gaming Corp. NT 144a		Deutsche Banc Alex Brown, Inc.
					Credit Lyonnais
03/27/02	Morgan Stanley Dean Witter		Global NT
					Credit Lyonnais
04/11/02	Starwood Hotels & Resorts		Credit Lyonnais


AXA Premier VIP Large Cap Value
01/31/02	Loews Corp., Carolina Group		Sanford C. Bernstein